                                                                   EXHIBIT 99.10

                                                          December 5, 1995





Keystone Institutional Trust
200 Berkeley Street
Boston, MA  02116-5034


Gentlemen:

         You have asked for my opinion with respect to the issuance of shares of Keystone Institutional Trust (the "Trust") under the Declaration of Trust of the Trust. A prospectus and statement of additional information are expected to be filed with the Securities and Exchange Commission as part of the Trust's Registration Statement covering the registration of the Trust as an investment company and the public offering and sale of the Trust's shares. In my opinion, after the effectiveness of the Registration Statement, such shares, when issued and sold, will be legally issued, fully paid and non-assessable by the Trust, entitling the holders thereof to the rights set forth in the Declaration of Trust, and subject to the limitations stated therein.

         My opinion is based upon my examination of the Trust's Declaration of Trust and the Trust's prospectus and statement of additional information as they are proposed to be filed in the Registration Statement.

         I hereby consent to the use of this opinion in connection with the registration of the Trust and its shares with the Securities and Exchange Commission.


                                                   Very truly yours,



                                                   Rosemary D. Van Antwerp
                                                   Senior Vice President,
                                                   Secretary and General Counsel



#1016067f